Exhibit 14

PSEG Standards of Integrity

Table of Contents

Definitions
Message From The Chairman

Section 1 - Integrity Process
Introduction
Resources for Answering Questions
Reporting Concerns
PSEG Integrity Line
Waivers
Training
Certification of Compliance
Retaliation
Discipline

Section 2 - Personal and Public Responsibility
Safety and Health
Substance Abuse
Environmental Responsibility

Section 3 - Business Relationships
Equal Opportunity and Diversity
Discrimination and Harrassment
Workplace Violence
Customer Relations
Supplier Relations
Government Relations
Gift Giving to Government Officials
Competitor Relations

Section 4 - Personal Conduct
Gifts Meals and Entertainment
Corporate Opportunities
Conflict of Interest
Outside Employment
Community Service
Insider Trading
Games of Chance

Section 5 - Company Property
Company Assets
Confidential Information
Computer and Information Resources

Records Management Retention and Destruction

Section 6 - Business Controls
Internal Controls
Executive Officers
Fair Disclosure
PSEG Attorneys

Section 7 - Legal Requirements
Affiliate Standards
Political Contributions and Activities
Competitive Rules
Energy Trading
Foreign Corrupt Practices

Conclusion

Definitions

When used in the Standards of Integrity (“Standards”), the terms set forth below have the following meaning:

PSEG or Company - Public Service Enterprise Group Incorporated and all of its subsidiaries. Subsidiaries are defined as companies in which PSEG directly or indirectly owns more than 50% of the voting stock.

Member of the PSEG Board of Directors: Any outside member of the PSEG or PSE&G Board of Directors

Associate: Any PSEG employee, including any officer, non-represented employee or represented employee.

Supplier: Any auditing firm, law firm, vendor, contractor, consultant or other third party engaged by PSEG to provide products, services (professional or otherwise) or materials to the Company or to a third party on behalf of the Company.

Workplace: Any place where an associate conducts activities on behalf of the Company including the land, buildings, facilities, and vehicles owned or used by the Company; customer and supplier premises; Company-sponsored or supported events whether on or off Company property; and business travel.

Executive Officers: PSEG’s Chief Executive Officer; Chief Financial Officer; Accounting Officer; Treasurer; General Counsel; and the presidents of major subsidiaries.

Compliance Council: A body comprised of certain of the Company’s Executive Officers having responsibilities for the design, maintenance and execution of the Company’s Compliance Program and implementation activities.

Message From The Chairman

This is a time of considerable change, growth and opportunity for PSEG. We have new leadership. Many employees are in new positions. Quite a few are new to the Company.

As we take on new challenges, there can be no change in the good, strong values that guide us. Integrity is basic to everything our Company stands for and hopes to achieve. PSEG has built an outstanding reputation for integrity since being founded more than a century ago. It is up to each of us to uphold and safeguard this reputation in all our actions.

Integrity does not allow for shortcuts or compromises. It is about doing the right thing, in keeping with the letter and spirit of the law. The PSEG Standards of Integrity embody our unwavering commitment to ethical business conduct. It is essential that each of us be familiar with the Standards of Integrity, understand them thoroughly and act accordingly.

The best rulebook, however, cannot anticipate every situation. If you are unsure about what is the right thing to do, ask for advice. Business issues can be complex, but integrity comes down to some simple principles: Keeping our commitments, acting honestly and treating others with the same dignity and respect we want for ourselves.

Integrity must continue to define the character of our Company. With your continued support and dedication, I am confident it will.

Sincerely,
Ralph Izzo
PSEG Chairman, President and Chief Executive Officer
July 2007

Section 1 - Integrity Process

Introduction

The Standards of Integrity (“Standards”) embody the commitment of Public Service Enterprise Group Incorporated (“PSEG” or “Company”) to conduct operations in accordance with the highest ethical standards and in compliance with law. They establish a set of common expectations for behavior in dealings with investors, customers, employees, competitors, suppliers, government officials, the media and other stakeholders.

The Standards apply to all who work for, or on behalf of, PSEG including all associates, members of PSEG’s Board of Directors and, where appropriate, suppliers.

All are responsible to comply with the Standards and law while conducting activities on behalf of the Company. The Standards apply to conduct in the workplace or in any other place where these individuals are conducting activities for, or on behalf of, the Company.

The Standards are a condition of employment for associates, a condition of service for members of the Board of Directors and a condition of engagement for suppliers.

The Standards do not cover all situations where questions of ethics or compliance may arise. Doing that would be virtually impossible, given our varied opportunities for decision-making.

To help implement the Standards, the following questions are provided to guide your judgment and behavior:

•	Will your action comply with the intent and purpose of the Standards?

•	Is your action honest in every respect?

•	Could you defend your action in front of supervisors, fellow associates, the general public and your family?

•	Will this action appear appropriate to others?

•	Do you feel comfortable about doing this, or does it violate your personal code of conduct?

In judging the appropriateness of any action, you should be able to answer yes to each of these questions. Honesty, common sense and good judgment provide the best general guidelines for appropriate behavior. The Company relies on the personal judgment and thoughtful behavior of each associate in conducting the Company’s business.

If you are unsure about how to act, resources are available to answer questions regarding the interpretation or application of the Standards or law. Those resources are identified in the next section.

Resources for Answering Questions

Associates are encouraged to contact a manager or supervisor as the first source of guidance regarding the interpretation or application of the Standards. If discussion with a manager or supervisor is impractical or uncomfortable, associates may contact either: R. Edwin Selover, PSEG Ethics Counselor, Newark, Mail Code T4, 973-430-6450, Edwin.Selover@pseg.com, or Hugh J. Mahoney, PSEG Compliance Counsel, Newark, Mail Code T5, 973-430-6405, Hugh.Mahoney@pseg.com Associates may also call the PSEG Integrity Line toll free at 1-800-655-7269. These contacts may be made anonymously.

Reporting Concerns

Associates are required to report suspected violations of the Standards or law, where there is a reasonable basis to know that a violation is occurring or has occurred, using the resources described in the Resources for Questions section or by contacting the Integrity Line. Where an associate reports a suspected violation to a manager or supervisor, the manager or supervisor should report the suspected violation to PSEG’s Compliance Counsel.

All reports of suspected violations of the Standards or law will be treated confidentially to the extent possible under the circumstances. Concerns regarding accounting, internal accounting controls or auditing matters, material violations of the securities laws and material breaches of fiduciary duty will be reported to the Audit Committee of PSEG’s Board of Directors. A prompt, full, fair and confidential investigation will be conducted of reported concerns. Associates are required to cooperate in any investigation of a compliance or ethics concern.

A report documenting the results of all investigations will be prepared and transmitted to PSEG’s Ethics Counselor. If an investigation discloses the need for corrective action, appropriate corrective action will be implemented to prevent recurrence. A summary report documenting all reported concerns and the results of the investigations of such concerns will be periodically provided to PSEG’s Compliance Council and the Audit Committee.

PSEG Nuclear associates should report concerns regarding nuclear safety or quality to a manager or supervisor. If this is impractical or uncomfortable, they may contact the Employee Concerns Group at 1-800-353-2792, extension 1402. This contact may be made anonymously.

PSEG Integrity Line

If associates are uncomfortable talking to someone at the Company regarding an interpretation or application of the Standards or law, or a concern with respect to a suspected violation of the Standards or law, associates may call the PSEG Integrity Line toll free at 1-800-655-7269. The service is provided by an independent third-party contractor, is multilingual and is available 24 hours a day, seven days a week. All calls to the Integrity Line are answered by employees of the contractor.

Associates may choose to remain anonymous when contacting the Integrity Line. Where anonymity is requested, the contractor will not use “caller ID” or other methods to identify the caller. The contractor may monitor calls for quality assurance. Quality assurance recordings are not made available to the Company.

Reports of all calls are made and forwarded to PSEG’s Compliance Counsel for review and appropriate action.

Associates will be given a case number and requested to contact the Integrity Line in three (3) business days in the event additional information is required. The case number may also be used by the caller to obtain a response to a question or a progress statement on any investigation regarding a reported concern. The Integrity Line will not, however, provide any details regarding any investigation of a reported concern.

Waivers

A waiver of any provision of the Standards may be granted, but only in exceptional circumstances and for substantial cause. A waiver request must be submitted to the Ethics Counselor or the Compliance Counsel for decision. A waiver of any provision of the Standards for any member of the Board of Directors or an Executive Officer may only be made by the PSEG Board of Directors.

All waivers will be disclosed to the PSEG Compliance Council. Waivers for Members of the Board of Directors or Executive Officers will be disclosed to stockholders.

Training

PSEG is committed to provide annual training to all associates regarding the Standards. All associates must complete the training made available by the Company regarding the Standards. Associates failing to complete the training may be subject to disciplinary action.

Certification of Compliance

Non-represented associates, members of the Board of Directors and certain supplier employees are required each year to complete a certification of compliance questionnaire. The questionnaire requires these individuals to acknowledge their understanding of the Standards, self-assess compliance with the Standards and disclose any exceptions to compliance by themselves or others. Completion of a certification questionnaire is a condition of employment for non-represented associates, a condition of service for members of the Board of Directors, and a condition of engagement for certain suppliers.

The certification of compliance questionnaire is administered by a third-party supplier on a confidential basis in collaboration with PSEG’s Internal Audit Services Group. Exceptions that identify suspected violations of the Standards or law are forwarded to PSEG’s Compliance Counsel for review and, where necessary, investigation. All exceptions will be treated confidentially to the extent possible under the circumstances.

Retaliation

Associates may not discharge, demote, suspend, threaten, harass or in any manner discriminate in the terms and conditions of employment regarding another associate who in good faith asks a question or reports a concern regarding a suspected violation of the Standards or law. Associates also may not discriminate or retaliate against another associate who participates in an investigation of any such matter. PSEG does not and will not tolerate any such discrimination or retaliation, and any PSEG associate who engages in such discrimination or retaliation will be subject to disciplinary action, up to and including discharge.

Discipline

Discipline, up to and including discharge, may be taken against any associate who:

•	Authorizes or participates in an action which violates the Standards or law;

•	Fails to report a violation of the Standards or law where there is a reasonable basis to know that a violation is occurring or has occurred;

•	Reports a violation of the Standards or law that is knowingly false and intentionally made in bad faith;

•	Fails to cooperate with an investigation or intentionally conceals information or otherwise intentionally obstructs an investigation concerning a suspected violation of the Standards or law;

•	Retaliates or discriminates in any way against anyone who in good faith reports a suspected violation of the Standards or law by another person;

•	Retaliates or discriminates in any way against anyone who cooperates in any investigation of any such suspected violation; or,

•	Fails to complete or falsely completes a certification of compliance questionnaire.

Self-reporting of wrongdoing will be a favorable factor considered by management in connection with any discipline that may be imposed for a violation of the Standards or law.

Section 2 - Personal And Public Responsibility

Safety and Health

Safety and health is PSEG’s top priority and must never be compromised. PSEG conducts operations with the highest regard for the safety and health of associates, customers, suppliers and the general public in compliance with safety and health laws and regulations. To do so, PSEG maintains a work environment that is safety conscious and a workforce that is properly equipped, properly trained and knowledgeable of regulatory requirements, industry guidelines and Company policies, practices and procedures regarding safety and health. PSEG remains committed to fostering a culture that embraces safety and health as a way of life, both on and off the job, to achieve an accident-free work environment.

PSEG also remains committed to protecting public safety in connection with the operation of its plants, facilities, equipment and operating systems. This commitment means that the Company maintains its plants, facilities, equipment and operating systems in sound operating condition and utilizes operating practices and procedures that are consistent with prevailing industry practices and standards.

Associates are expected to understand and accept responsibility for their safety and health, maintain a positive safety attitude, be alert to unsafe work conditions and exercise caution during the conduct of their work to prevent accidents involving themselves and others. Associates must comply with all laws, regulations and Company policies, practices and procedures regarding worker safety and health.

Associates are expected to adhere to the following values to promote the safety and health culture to achieve an accident-free environment:

Trust: respect and trust each other’s opinions and decisions and follow through on all safety and health concerns

Care: approach each day with the determination to care for ourselves, co-workers, suppliers and the communities we serve

Knowledge: possess the knowledge and skills to protect our health and safety

Communication: communicate in a clear, open and honest manner Associates have the absolute right, as well as obligation, to question, stop and correct any unsafe act or condition. Retaliation is prohibited from being taken against any associate who in good faith raises a safety or health concern for resolution.

PSEG establishes key measures to track the Company’s performance, sets objectives and targets to drive continuous performance improvement, conducts audits and assessments, and promptly corrects conditions that threaten the safety and health of associates, customers and the general public.

Substance Abuse

The Company is committed to maintaining a work environment that ensures the safety, health and welfare of associates, customers, suppliers and the general public. Illegal drug use and alcohol abuse may impact workplace safety and productivity, disrupt associates’ lives and may jeopardize the attainment of this commitment.

Associates are prohibited from possessing or using (except when prescribed by a licensed physician), selling, purchasing, distributing, transferring or manufacturing any controlled dangerous substance or other illegal drug or making any arrangement for such activity on Company time or property.

Associates are also prohibited from reporting to work unfit for duty as a result of off-the-job use of any medication or controlled dangerous substance or other illegal drug. Associates who for medical reasons are using prescription or non-prescription drugs with side effects that may impair alertness or judgment and, therefore, jeopardize worker safety must inform their immediate supervisor about the potential for such side effects. If discussion with a supervisor is impractical or uncomfortable, the associate must contact the Company’s Medical Department at 973-430-5942.

Associates are prohibited from consuming alcoholic beverages on Company time, property, or at Company-sponsored events unless the consumption is authorized by an associate at the level of Vice President or above. Any consumption of alcohol on Company time, property or at Company-sponsored events must be supervised, moderate and reasonable. Also, they must not violate any legal or regulatory requirements, such as those established by the Nuclear Regulatory Commission or Department of Transportation.

Associates are prohibited from reporting to work unfit for duty as a result of off-the-job consumption of alcohol. Consumption of alcohol by any associate while assigned to on-call or standby duty is prohibited for the entire period of the assignment.

Associates are encouraged to seek professional help to resolve drug or alcohol dependency. The Company maintains an Employee Assistance Program (EAP) that provides confidential, professional third-party help for associates and their families who have a problem with drug or alcohol abuse. An EAP representative may be contacted at 1-800-430-0747. PSEG Nuclear associates may call 1-800-339-5077 for assistance.

Environmental Responsibility

PSEG remains committed to conducting operations in a way that protects the environment, and complies with all applicable laws, regulations and other relevant standards to which the Company may voluntarily subscribe. PSEG maintains the management systems, training and resources necessary to achieve this objective.

PSEG and its associates will:

•	Comply with all applicable laws and regulations regarding the environment;

•

Obtain and comply with all permits applicable to the construction, modification or operation of facilities and equipment or the conduct of such other activities that may result in a release of a pollutant to the environment;

•	Make timely, accurate, true and complete reports of any unauthorized release of pollutants to the environment;

•	Maintain open and honest dialogue with stakeholders and the public about environmental issues and environmental performance;

•	Assess and manage the environmental risks associated with all aspects of the Company’s business to protect the environment;

•	Factor pollution prevention and resource conservation opportunities into the Company’s business planning and operating decisions to help reduce impacts to the environment; and,

•	Promptly correct conditions that threaten the environment.

PSEG establishes key measures to track environmental performance, sets objectives and targets to drive continuous performance improvement, and conducts audits and assessments to assure compliance with laws, regulations and internal standards.

Section 3 - Business Relationships

Equal Opportunity and Diversity

PSEG is an equal opportunity employer and recruits, selects, trains and pays based on merit, experience and other work-related criteria without regard to the characteristics or traits protected by law. Characteristics or traits protected by law include race, religion, creed, color, national origin, nationality, ancestry, age, disability or handicap, marital status, affectional or sexual orientation, sex, atypical hereditary cellular or blood trait, status as a special disabled veteran, veteran of the Vietnam era or any other covered veteran, and those obligated to serve in the Armed Forces of the United States (“Protected Characteristics”).

PSEG remains committed to maintaining a workplace where diversity is valued and where associates of all backgrounds have the opportunity to make contributions to the Company and reach their full career potential.

Associates must comply with the Company’s commitment to equal opportunity employment, value diversity and treat each other with respect and dignity.

Discrimination and Harrassment

The Company maintains an environment where associates can participate and contribute to corporate success and shareholder value, free from discrimination and harassment. Associates are prohibited from discriminating against other associates based on any Protected Characteristic.

Associates are also prohibited from engaging in harassment. Harassment means offensive conduct that singles out an associate or group of associates to the detriment or objection of those individuals and which is severe and pervasive. Offensive conduct may include insults, jokes, slurs, solicitations, pictures, cartoons or posters which create an intimidating, hostile or offensive work environment.

Sexual harassment is also prohibited. It includes, but is not limited to, any quid pro quo (i.e., giving something in return for something else), unwelcome sexual advance or suggestion, request for sexual favors, unwanted physical contact, displays of sexuallyoriented pictures, cartoons and posters, sexual remarks, or other unwelcome verbal or physical conduct of a sex-based nature which affects or interferes with an individual’s work performance or creates an intimidating, hostile or offensive work environment.

Associates who believe they are being subjected to discrimination or harassment should report the conduct to their immediate supervisor, or the Employee Solutions Group in Human Resources. The Employee Solutions Group can be contacted by phone at 973-430-5545 or by e-mail at employeesolutions@pseg.com.

Workplace Violence

Violent acts, abusive verbal or physical behavior and threats, or other expressions of violence by any associate against another, are prohibited.

Associates are prohibited from possessing any deadly or dangerous weapon as defined by law unless prior approval is obtained from PSEG’s Ethics Counselor or PSEG’s Compliance Counsel.

Customer Relations

PSEG is committed to understanding and being sensitive to customers’ needs and providing them with energy and energy services in a professional and prompt manner. To that end, PSEG associates shall:

•	Work in a safe and responsible manner when on the property of a customer or other third party;

•	Act in a professional and empathetic manner when interacting with customers;

•	Treat customers fairly by being honest and flexible in meeting their needs;

•	Respond promptly, courteously and proactively to customer inquiries and requests;

•	Keep commitments to customers by following up through completion when resolving a customer’s inquiry or request and by working to prevent a recurrence;

•	Reasonably restore a customer’s or other third party’s property when work is completed;

•	Accurately and appropriately represent all services in offerings or advertising, marketing and sales efforts;

•	Not unduly discriminate against or provide undue preferential treatment to any customer; and,

•	Respect and maintain the confidentiality of all information obtained from or provided by the customer in connection with the provision of energy and energy services.

Associates shall appropriately safeguard customer information, and use it solely for the purpose of conducting Company business. Associates shall not release customer information to any third party, including any associate in an affiliated company, without proper authorization from the customer, except as authorized by Company policy, law, a lawfully issued order, subpoena or administrative request.

Supplier Relations

Associates must comply with PSEG procurement practices during any procurement activity, including identifying potential suppliers, bidding, awarding bids, negotiating and contracting, issuing requisitions, managing purchase orders or contracts and processing invoices.

Associates must make procurement decisions with integrity and based on criteria, such as quality, price, reliability, availability, capability, schedule requirements and services, that will deliver the best total value to PSEG. Associates must deal with suppliers ethically and fairly, and avoid the appearance of impropriety. They must maintain positive and professional relations with suppliers and conduct business with them in good faith and, where possible, resolve disputes quickly and equitably.

Associates may not directly solicit charitable or other contributions from suppliers where the solicitation would create an expectation by the supplier of a quid pro quo.

Associates may not engage the Company’s independent auditor, Deloitte & Touche LLP, to perform any services without the prior approval of PSEG’s Chief Financial Officer.

Government Relations

PSEG is committed to conducting its business with government agencies and officials consistent with the highest ethical standards and in compliance with applicable laws, regulations and rules.

Associates must cooperate with government agencies and officials in a straightforward manner and must exercise the utmost integrity at all times in conducting business with such agencies and officials, including:

•	Providing accurate, responsive and timely disclosure of information in connection with responding to regulatory reporting requirements and in connection with the conduct of regulatory proceedings;

•	Ensuring that all responses to reasonable requests or inquiries from government agencies or officials are accurate, complete and timely; and,

•	Representing themselves and the Company professionally and with honesty and integrity when appearing before or interacting with government agencies or officials.

PSEG is also committed to cooperating with governmental enforcement investigators and law enforcement officials. All inquiries, requests or demands from such investigators and officials must be referred to PSEG’s Ethics Counselor or PSEG’s Compliance Counsel.

There will be situations where PSEG will consider it necessary to contest or oppose governmental requests, inquiries or existing or proposed governmental policies, decisions or actions, including proposed legislative and regulatory actions. Associates will present the Company’s opposition and its positions, interests and views factually, responsibly, professionally and with the utmost honesty and integrity.

Gift Giving to Government Officials

There are many laws, regulations and rules governing the giving of benefits to government officials including gifts, entertainment, food and beverage, travel and lodging, honoraria, loans, or any other thing of value. Associates who interact with government agencies and officials must be aware of and comply with such requirements and any codes of conduct applicable to such agencies and officials.

Associates are prohibited from giving anything of value, directly or indirectly, to any government official to influence the official’s judgment in the performance of official duties or as a reward for such performance. Associates may not provide any benefit to any government official for any other reason without obtaining the prior approval of the Vice President–Federal Affairs and Policy or the Vice President–State Governmental Affairs, as appropriate.

Associates in foreign countries where the Company does business must obtain prior approval from the Company’s Ethics Counselor in advance of providing any benefit to any government official.

Competitor Relations

PSEG promotes its products and services through fair and accurate comparisons with its competitors and sells them on the strength of such products and services and the Company’s reputation. Associates must not engage in unfair, misleading or inaccurate comparisons of the Company’s products and services with those of its competitors.

The Company has a right to learn about competitors and will comply with the laws related to the collection of competitive intelligence. Associates are prohibited from misrepresenting themselves in the collection of competitive intelligence. Associates are also prohibited from using, soliciting, accepting or otherwise obtaining trade secrets or other competitive information that they know to be confidential, proprietary or acquired through unlawful means.

Associates formerly employed by a competitor may not use or disclose information about the competitor that the associate believes to be proprietary or confidential.

Section 4 - Personal Conduct

Gifts, Meals and Entertainment

PSEG is committed to having associates make business decisions objectively and solely on the basis of the best quality, service, price or other competitive factor. Associates may not solicit or accept from or give gifts, services, discounts, gratuities or other things of value (collectively “Gifts”) to a supplier, customer, union official or other third party doing business or seeking to do business with the Company. Gifts received by an associate from such parties must be returned to the donor, accompanied with an explanation about PSEG’s Standards.

Mementos, souvenirs, advertising novelties and other items of a modest value (typically not greater than $100 retail), customarily associated with legitimate business relationships, are excluded from these restrictions. Food or beverage of a modest value (typically not greater than $100 retail) is also excluded from these restrictions. Perishable food or beverage received by an associate in excess of this amount should be donated to a charitable organization and the donor so notified. Finally, supplier discounts that are available to all associates are also excluded from these restrictions.

Meals or attendance at entertainment (e.g., attendance at sporting or theater events) or business events with a third party, the primary purpose of which is to maintain necessary business relationships, are considered legitimate business activity as long as the underlying business purpose is valid. Associates should attempt to reciprocate when the next business occasion occurs. Associates who have ongoing working relationships with suppliers must, however, avoid the offer or acceptance of frequent meals and entertainment. Associates must also decline any offers of lavish business meals, entertainment or business events. As a measure of whether a particular meal, entertainment or business event is lavish, associates may only accept such offers of a value that their management would approve if included by the associate on his or her expense account.

Associates may provide individuals outside PSEG with meals, entertainment, attendance at business events, refreshments, transportation, lodging or incidental hospitality. Such expenditures, however, must have a valid business purpose, be moderate, done within the framework of good business judgment and consistent with law.

It may be customary in some foreign countries for individuals doing business with each other to give or exchange Gifts. Associates may respect these customs, when appropriate, but only in accordance with local laws. Gifts received by associates in this context become PSEG property and must be reported to the Ethics Counselor or Compliance Counsel.

Corporate Opportunities

Associates have a duty to the Company to serve and advance the Company’s legitimate interests when the opportunity arises. Associates must not:

•	Deprive the Company of a business opportunity;

•	Use a company asset, confidential information or position to obtain a business opportunity for personal or third-party gain or advantage; or,

•	Compete with the Company.

Conflict of Interest

An actual conflict of interest occurs when an associate’s personal interest interferes in any way with the interests of the Company. A perceived conflict of interest occurs when an associate’s personal interest could lead others to doubt the associate’s objectivity or impartiality regarding the associate’s management of the interests of the Company. A conflict of interest may take many forms, and loss or harm to the Company is not necessary for a conflict of interest to occur.

Associates must avoid any actual or perceived conflict of interest and must specifically avoid activities, interests or associations that:

•	Take advantage or appear to take advantage of their employment with the Company for personal gain or for the gain of family members, friends and acquaintances;

•	Interfere, or appear to interfere, with the performance of their duties in an objective, impartial and effective manner;

•	Reflect unfavorably, or appear to reflect unfavorably, upon PSEG’s good name and reputation;

•	Divide, or appear to divide, their primary duty to the Company versus an outside activity, personal interest or interest of a family member, friend or acquaintance;

•	Take advantage, or appear to take advantage, of confidential information, if the information has not been publicly announced; or,

•	Otherwise conflict, or be perceived to otherwise conflict, with PSEG’s interests.

Outside Employment

Associates may accept work with another business organization while in the Company’s employ, as long as the outside employment:

•	Is not with a competitor;

•	Does not create an actual or perceived conflict of interest;

•	Is not done on Company time and does not involve the use of company assets;

•	Does not involve any attempt to sell products or services to PSEG;

•	Does not interfere with the associate’s duty to PSEG; or,

•	Does not prevent the associate from dedicating the time and effort required to fulfill the associate’s responsibilities to PSEG.

Community Service

PSEG supports the involvement of associates in service to the community. Associates may volunteer for civic activities, or serve in public office and other positions in the community as long as such activities do not exploit or conflict with their employment, or create or appear to create a conflict of interest. Associates must report any public office or position they hold to their manager, disclose the potential for any conflict or appearance of any conflict of interest, and disqualify themselves from Company decisions affecting the community where they serve or from community decisions affecting the Company.

Insider Trading

Federal law and SEC regulations prohibit any associates from buying or selling any PSEG securities based on material information obtained in the course of employment if the information is not available to the general public (“Inside Information”).

Federal law and SEC regulations also prohibit associates from conveying Inside Information to anyone who may, based on such Inside Information, buy or sell any PSEG security. Finally, they also prohibit associates from trading in the securities of suppliers, customers or third parties, including a merger partner, with whom PSEG has a business relationship and about whom an associate acquires Inside Information.

Material information, for purposes of this provision is information (whether favorable or unfavorable) that a reasonable investor would consider important in deciding whether to buy or sell a security of the Company.

Inside Information includes: information with respect to financial results; earnings projections; changes in dividend rates; issuance or repurchase of securities; changes in credit or debt ratings; contracts; expansion or curtailment plans; mergers and acquisitions; sale or purchase of assets; major litigation; regulatory filings or decisions; or material labor negotiations or disputes.

If an associate has access to Inside Information about PSEG or a company with whom PSEG has a business relationship, he or she must abstain from buying, selling or trading the securities of those companies or from making buy or sell recommendations while in possession of such information. Associates must also refrain from disclosing such information to anyone who does not have a clear need to know.

PSEG has adopted and posted on the PSEG website a policy that more specifically describes the Company’s expectations for behavior for all Directors and associates regarding the SEC’s insider trading rules. The policy, which is incorporated herein by reference, may be found on the PSEG intranet website under Corporate Resources – Integrity & Compliance – Insider Trading.

Games of Chance

Gambling is illegal except where specifically authorized by statute. Gambling is defined as risking something of value upon the outcome of a “contest of chance” on the understanding that something of value will be received in the event of a certain outcome. A “contest of chance” is any game (e.g., sports pool, lottery or raffle) in which the outcome depends in a material degree on an element of chance, notwithstanding that the skill of contestants may be a factor.

Associates may not operate or participate in any “contests of chance” (including sports pools, lotteries, or raffles) not specifically authorized by law on Company property or Company time.

Raffles may, however, be conducted on Company property or Company time if the raffle is sponsored by an organization qualified by law; the sponsoring organization obtains or possesses an appropriate license to conduct the raffle; and is coordinated and monitored by the qualified organization; and is approved by a Vice President. The Company is not qualified by law to sponsor raffles.

Section 5 - Company Property

Company Assets

PSEG’s assets consist of all associates and the contracted services and tangible and intangible property which the Company owns, possesses and/or utilizes to conduct its business, including funds, credit cards, land, plants and facilities, equipment, vehicles, computer and information resources, inventory, confidential information, contract rights, licenses, patents, trademarks, service marks or other legal rights. Company assets that are obsolete or scrap remain the property of the Company (hereinafter collectively “Company Assets”).

Associates shall safeguard and take reasonable care to prevent the unauthorized use, damage, waste, loss or theft of Company Assets. Associates are prohibited from damaging, sabotaging, embezzling, stealing or otherwise misappropriating any Company Asset, even if the property is obsolete or scrap. Associates may only use or authorize the use of any Company Asset for legitimate business purposes, unless approved by an associate at a director level or above and only where such other use is not otherwise prohibited by the Standards or law.

Confidential Information

Confidential information is information about the Company’s business or operations that is non-public and, if disclosed, may adversely impact the Company, associates, customers, suppliers or other third parties. Confidential information includes information regarding: facilities; equipment; systems; operations; outages; financial results; earnings forecasts; budgets; sales forecasts; pricing; sensitivity analyses; studies; business strategies; research; leads; plans and proposals; development or construction; contracts; associates; customers; suppliers; business partners; mergers, acquisitions and divestitures (hereinafter, collectively, “Confidential Information”).

Associates must protect and are responsible for securing and safeguarding Confidential Information. They must also comply with law, Company policies and practices and confidentiality agreements designed to protect the Confidential Information from unauthorized disclosure. Confidential Information needed for an associate’s job must be used solely for that purpose and may be shared only with other associates who have a right and need to know. Associates may only use Confidential Information for business-related purposes and are specifically prohibited from using it for personal interest, benefit or gain or that of a third party.

Associates may not disclose Confidential Information to a third party, unless the disclosure is appropriately authorized, legally mandated or done pursuant to a confidentiality agreement.

Associates must return all Confidential Information upon resignation, retirement or termination. Confidential Information gained as a result of PSEG employment may not be used or shared with any individual, firm or other organization after employment with PSEG has ended.

Computer and Information Resources

Computer and information resources include all of the Company’s information technology infrastructure and applications, electronic communication systems, messaging, telephone and voicemail, and external computer-based services when accessed through PSEG’s networks systems (hereinafter, collectively, “Computer and Information Resources”).

Computer and Information Resources are for the use of associates and authorized suppliers and may be used only for legitimate Company-related business purposes. Incidental personal use of these resources by associates may be permitted if the use is reasonable, does not impact performance or productivity, does not violate other restrictions management has established and is otherwise consistent with the Standards and law.

Associates and authorized suppliers must use, safeguard and protect Computer and Information Resources responsibly and in accordance with law, Company policies and practices and licensing and copyright agreements. Associates who are information system owners are responsible for ensuring that their systems and the information the systems contain are appropriately secured for use solely by those authorized to have access.

Associates and authorized suppliers may not disguise their identity or directly or indirectly circumvent security and administrative access controls when using Computer and Information Resources.

Associates and authorized suppliers are prohibited from utilizing Computer and Information Resources to access, intentionally receive, transmit and/or view messages or materials that are: sexually explicit; pornographic; hate-related; discriminatory; offensive; malicious; libelous; slanderous; terroristic; or threatening in nature.

Associates and authorized suppliers who use Computer and Information Resources from remote locations (e.g., home or other non-PSEG locations) are subject to the requirements set forth in the remote access subscription agreements and these Standards.

Associates and authorized suppliers should have no expectation of privacy or confidentiality while using Computer and Information Resources. The Company reserves the right, without notice, to monitor, access, inspect, acquire and disclose the contents of all messages and materials contained in Computer and Information Resources.

Records Management, Retention and Destruction

PSEG maintains policies, practices and schedules intended to identify, manage, maintain and retain records required for the conduct of the Company’s business (“Company Records”) and to ensure the consistent and documented destruction of such records. Company Records consist of documentary materials created or received in the ordinary course of business, regardless of the specific nature, medium or form and include documents, photographs, microfilm, and electronic, digital and audio files, including e-mails.

Associates must maintain, retain and destroy Company Records in accordance with applicable Company policies, practices and schedules. Associates must not, however, discard, destroy, conceal or alter the integrity of any Company Record if the associate is notified or otherwise becomes aware that Company Records are relevant to a pending, threatened or reasonably anticipated inquiry, investigation, administrative proceeding or litigation involving the Company. If there is a question as to whether a Company Record should be discarded or destroyed, associates should contact the Law Department for guidance.

Section 6 - Business Controls

Internal Controls

PSEG maintains a system of internal controls to provide reasonable assurance that:

•	Financial and operational accounting and reporting are full, fair, accurate, timely and reliable;

•	Authority and accountability to conduct business is delegated in a manner that balances efficient decision-making with protection of PSEG’s assets and interests;

•	Adequate segregation of duties exists between authorization, creation, approval, custody, record keeping and reconciliation;

•	Fraud and misconduct are prevented and detected;

•	Compliance with PSEG’s policies and practices and applicable laws and regulations is promoted, communicated and maintained;

•	Financial integrity remains strong and risk is effectively managed;

•	Assets are used in PSEG’s best interest and are appropriately safeguarded and accounted for; and,

•	Operations and activities are effective and efficient.

Associates are responsible for:

•	Understanding and complying with the system of controls established and maintained in their respective organizations;

•	Recording all business transactions, events and conditions in an accurate, complete and timely manner;

•	Ensuring that all transactions are properly authorized and approved; and,

•	Reporting control deficiencies that have the potential to adversely affect the ability of the Company to record, process, summarize or report financial or operational data.

Associates are prohibited from:

•

Falsifying data, information or records with respect to the Company’s finances or operations, including those related to assets, liabilities, revenues, expenses, earnings, quality, safety and security, environmental performance, plants, facilities and equipment, claims, benefits, and time reporting;

•	Accelerating, postponing or otherwise manipulating the accurate and timely recording of assets, liabilities, revenues, expenses or earnings;

•	Creating off-book accounts or funds or making any other entry in any other record that intentionally misrepresents, conceals or disguises the true nature of any transaction, event or condition; and,

•	Taking any action to improperly influence, coerce, manipulate or mislead any internal or external auditor or investigator engaged in a review of the Company’s transactions, activities or operations.

Executive Officers

PSEG maintains a code of ethics for its Executive Officers to address the provisions of the Sarbanes-Oxley Act and the Securities and Exchange Commission’s (“SEC”) implementing regulations. Consistent with this guidance, PSEG’s Executive Officers must comply with the following principles in discharging their responsibilities:

•	Act honestly and ethically, including the ethical handling of actual or perceived conflicts of interest between personal and professional relationships;

•	Make full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other public communications;

•	Ensure that the internal controls around financial reporting and disclosure are properly designed and effective;

•	Establish an environment in the workplace that promotes honest and ethical behavior;

•	Promote accountability for adherence to the Standards, including these principles, and administer the Standards and these principles to deter wrongdoing;

•	Make prompt reporting of violations of the Standards and these principles to PSEG’s Ethics Counselor or PSEG’s Compliance Counsel; and,

•	Comply with applicable laws, rules and regulations.

Associates must act with the same high regard for fairness, honesty, accuracy and good faith regarding their responsibilities to enable the Executive Officers to meet these principles.

Associates may not utilize any Company Asset or any PSEG business relationship to extend, maintain, arrange for or guarantee the extension of credit in the form of a personal loan to or for the benefit of any member of the Board of Directors or Executive

Officer, except as may be otherwise specifically authorized by law.

Fair Disclosure

The SEC’s Regulation FD (“Regulation FD”) prohibits selective disclosure of material, nonpublic information by public companies to investors and market professionals, such as analysts and investment advisors, under circumstances where it is reasonably foreseeable that such persons would trade on the basis of that information. Material non-public information for purposes of Regulation FD is equivalent to Inside Information defined in the Insider Trading provision. The objective of Regulation FD is to foster a level information playing field for all investors by requiring the simultaneous disclosure to the public of all material non-public information which a company makes available to market professionals and investors. Disclosures of this information must be done broadly and simultaneously. Disclosures made pursuant to appropriate confidentiality arrangements are excluded from this prohibition.

Associates authorized to communicate on behalf of PSEG with investors and market professionals (other than for shareholder administrative matters) are limited to the Chief Executive Officer, Chief Financial Officer, Presidents of the Company’s major subsidiaries, the Treasurer, Vice President and staff of the Investor Relations Department and certain other senior officers, who may be specifically designated.

All other associates are prohibited from communicating with investors or market professionals, the media or any other external audience regarding Inside Information. Associates must refer all inquiries from these individuals to the Investor Relations Department. Instances of unintentional disclosure of Inside Information must be immediately reported to the Office of the Corporate Counsel, as PSEG is required to make broad public disclosure of this information within twenty-four (24) hours of the unintentional disclosure.

PSEG has adopted a policy which more specifically describes the Company’s methods and practices for the communication of Inside Information and the handling of inquiries from investors and market professionals. The policy, which is incorporated herein by reference, may be found on the PSEG intranet website under Corporate Resources – Integrity and Compliance – Regulation FD Disclosure Policy.

PSEG Attorneys

PSEG maintains standards of professional conduct that require attorneys to report evidence of wrongdoing by the Company, members of the Board of Directors or associates. PSEG attorneys (including in-house and outside counsel) who become aware of evidence of a material violation of the securities laws or a fiduciary duty must report evidence of the violation to PSEG’s General Counsel and their supervisory attorney. The attorney may report the evidence to the Company’s Audit Committee if the attorney reasonably believes that reporting the evidence to the Company’s General Counsel would be futile. The attorney must report the evidence to the Audit Committee if the attorney concludes that the response from the Company’s General Counsel to the matter is not appropriate.

Section 7 - Legal Requirements

PSEG business operations and transactions are subject to a multitude of legal requirements. Legal requirements of particular importance to PSEG and its business operations are summarized in this section. If a question arises regarding any legal requirement, the associate should contact the Law Department for guidance.

Affiliate Standards

The Federal Energy Regulatory Commission and the New Jersey Board of Public Utilities have adopted regulations governing the relationships between PSE&G and its affiliates to ensure that:

•

PSE&G employees, who operate or plan the transmission system, function independently from employees of affiliates engaged in buying or selling gas or electricity in the wholesale market or operating generating plants (“energy affiliates”);

•

Preferential treatment, including preferential access to PSE&G’s customers or transmission systems, is not provided to any seller of electricity, gas, or energy services, whether an affiliate or a competitor;

•	PSE&G does not disclose non-public information regarding transmission operations or generation to any energy affiliate;

•

PSE&G customer information is not provided to third parties, including any affiliate or competitive business of the utility, without the written consent of the customer or unless the disclosure is made in accordance with law or Company policy;

•

Leads are not provided to and tying, preferences or similar activities designed to provide a competitive advantage are not engaged in for the benefit of any competitive business of the utility or any affiliate; and,

•	Costs are appropriately charged or allocated between PSE&G and its affiliates and between PSE&G’s Appliance Service Business and PSE&G’s other businesses.

Associates are responsible for understanding and must comply with these regulations.

Political Contributions and Activities

PSEG respects the right of associates to be actively involved in political activities of their own choosing, including the making of political contributions. When speaking on or otherwise becoming involved in public issues as a private citizen, associates must make clear that the views expressed are their own and not those of PSEG. When making political contributions, associates may do so solely on their own behalf, and may not be reimbursed for such contributions by the Company.

Associates may not solicit contributions from other associates for personal political purposes on Company time and may not use Company property or other resources for their own political purposes. Associates may also not have other associates, including administrative or other support staff, perform activities to support an associate’s personal political purposes.

Federal law prohibits corporations from making contributions of any kind to a candidate, political party, or political committee in connection with a federal election. A corporation nonetheless is allowed to use corporate resources to solicit contributions to candidates, parties or political committees in connection with a federal election, so long as the solicitation is limited to the corporation’s so-called “restricted class.” The restricted class generally includes associates who have policymaking, managerial, professional or supervisory responsibilities who are U.S. citizens or permanent residents. These solicitations are subject to specific legal requirements and associates making solicitations on behalf of the Company must coordinate them in advance with the Vice President–Federal Affairs and Policy.

Federal law does authorize corporations to fund the establishment and maintenance of a federal political action committee (“PAC”), which may make contributions to candidates for federal elective office using monies collected from the Company’s “restricted class”. Federal law does not, however, permit corporations to make any contributions to the PAC to support federal candidates. PSEG has established and provides administrative support to PSEG’s federal PAC. An associate’s participation in the Company’s PAC must be strictly voluntary and associates have the absolute right to refuse to contribute without fear of reprisal of any kind.

States also have laws and regulations governing corporate contributions and activities to support candidates for state or local office. New Jersey, for example, prohibits a gas, electric or power company or any affiliate from making contributions, or providing other things of value, to aid or promote the nomination or election of any person to state or local office in New Jersey. Other states may permit contributions by the Company to candidates for elective office. Decisions with respect to making corporate contributions to and the conduct of activities to support state or local candidates in states other than New Jersey must be reviewed with PSEG’s Vice President–Federal Affairs and Policy prior to making such political contributions or conducting such activities.

State laws also authorize the formation of PACs to solicit monies from associates for the purpose of making contributions to candidates for state or local elective office. Associate participation in state PACs must be strictly voluntary, and associates have the absolute right to refuse to contribute without fear of reprisal of any kind. State laws differ on the nature and scope of a corporation’s relationship with a state PAC. For example, the Company is neither permitted to support the administration of PSExecPAC nor permitted to contribute money to the PAC for making contributions to candidates for state elective office.

Associates interacting with candidates for federal or state elective office on behalf of the Company, or those managing activities of any PAC affiliated with the Company, must understand and comply with the laws and regulations regarding the conduct of these activities.

PSEG conducts activities intended to influence legislation, regulation or governmental processes (“Lobbying Activities”) at both the federal and state level. Federal and state law require the Company to file reports identifying the associates and suppliers engaged in Lobbying Activities on its behalf and providing specific information regarding those activities. While pre-registration by individuals conducting those activities is not required under federal law, it may be required under state law, such as in New Jersey.

Lobbying Activities at the federal level and in states other than New Jersey may only be conducted by associates authorized by the Vice President–Federal Affairs and Policy. Such activities in New Jersey must be conducted only by associates registered as Governmental Affairs Agents or those otherwise authorized by the Vice President–State Governmental Affairs.

Competitive Rules

Activities that limit competition, restrict trade or otherwise create dominance in a market may violate antitrust laws. These laws generally prohibit joint action which restrains competition as well as improper unilateral action which either unfairly propels one competitor into a monopoly position in the market or seriously threatens to do so. Other aspects of antitrust laws prohibit certain types of unfair trade practices. Specific activities that may be prohibited include the following:

Price Fixing - make an agreement or reach a mutual understanding with a competitor to fix levels of production, prices or rates;

Bid Rigging - agree with a competitor or a supplier on what or when to bid in preparing bids or proposals;

Dividing Markets - divide or allocate sales territories, customers or products/services with any customer, supplier or competitor;

Boycotts - make joint agreements, especially among competitors, to refuse to deal with a particular competitor, customer or supplier;

Tying Agreements - force a customer to buy an unwanted product or service as a condition of buying a desired product or service;

Exclusive Dealing - make agreements that restrict customers from dealing with the Company’s competitors;

Refusal To Deal - arbitrarily refuse to deal with or purchase from others simply because they are competitors or they have chosen a competitor’s product or services;

Joint Purchasing - collaborate with other buyers of the same goods or services in a collective purchasing scheme;

Reciprocal Dealing - agree that one party buys products from another on condition that the second party will buy products from the first; and

Information Exchange - exchange competitively sensitive information that is not publicly available with competitors, e.g. prices, pricing policy, costs, marketing and services plans, capacity plans and capabilities.

In addition to the antitrust laws, state laws may impose liability on PSEG or associates for conduct including:

Business Disparagement - making false statements about a competitor’s business or integrity; and

Interfere With Contract - knowingly inducing a third party to breach a contract in order to do business with the Company.

Associates who believe that the activities listed in this provision are occurring must contact PSEG Ethics Counselor or PSEG Compliance Counsel for advice and guidance.

Energy Trading

PSEG is committed to employing lawful and ethical trading practices in connection with conducting the Company’s electric power and gas supply businesses and trading operations. Consistent with this commitment, associates must adhere to the following principles when conducting activities related to such businesses and operations:

•	Engage only in transactions with a legitimate business purpose or that otherwise have economic substance;

•

Operate and schedule generating facilities, undertake maintenance, declare outages and commit or otherwise bid supply in a manner that complies with the regulations, rules and guidelines of the applicable power market;

•	Manage the physical operation of supply resources and schedule power transactions in a manner consistent with the reliable operation of the transmission grid;

•	Disclose information to regulators, market monitors and the media, including market publications and publishers of surveys and price indices, that is accurate and consistent;

•	Prepare and maintain for a reasonable period of time adequate and accurate documentation of all commodity and trading transactions; and,

•	Otherwise comply with applicable laws, regulations, tariffs, rules and requirements when conducting activities related to such businesses and operations.

Additionally, associates must not:

•	Engage in transactions intended to artificially boost revenues or volumes or intended to manipulate market prices or market conditions;

•	Engage in transactions that create artificial supply or shortages to affect market prices or that misrepresent the operational capabilities of units to affect the same result;

•	Engage in transactions or schedule resources to create congestion to manipulate prices or to jeopardize the security of dispatch operations;

•	Collude with other market participants to affect the price or supply of any commodity, allocate territories, customers or products, or otherwise unlawfully restrain competition; and,

•	Arrange and execute simultaneous offsetting buy and sell trades with intent to artificially affect reported revenues, trading volumes or market prices.

Foreign Corrupt Practices

The Foreign Corrupt Practices Act (“FCPA”) and similar laws in many countries in which PSEG currently has operations make it a crime for companies, as well as their officers, directors, employees and agents, to promise or give anything of value to a foreign official, foreign political party, or party official or to any candidate for foreign political office (“Covered Individuals”) in order to obtain or retain business, obtain any improper advantage, or otherwise influence their judgment in the performance of official duties. These laws also prohibit making payments to agents, sales representatives or other third parties if there is reason to believe the payment will be used illegally or will go directly or indirectly to a Covered Individual. Associates are prohibited from promising or giving anything of value, either directly or indirectly, to or for the benefit of Covered Individuals to obtain or retain business or any improper advantage.

There may be instances where local custom allows incidental payments to officials to expedite the performance of routine governmental action of a non-discretionary nature. Payments of this nature are not prohibited by the FCPA. Such payments should be considered only in the event that the payment does not violate applicable anti-bribery laws and no other reasonable alternative is available. The payments should be minimal, made only to minor foreign government employees, and accurately recorded in the Company’s books and records. Associates should not make any payment to a Covered Individual regardless of amount or local custom without consultation with the Law Department.

The FCPA and similar laws in other countries require covered companies (such as PSEG) to maintain accurate books, records and accounts and to devise a system of internal accounting controls sufficient to provide reasonable assurance that the Company’s books and records accurately reflect transactions and dispositions of assets. Associates and agents of PSEG must maintain such books, records and accounts that reflect all transactions and dispositions of Company Assets for domestic and foreign business activities.

Conclusion

Act legally and with the highest ethical standards. It is required for PSEG’s business success. If you have a question or a concern, please use the resources provided to obtain the assistance you require.

* * *

The Standards of Integrity are not a contract of employment and are not intended to create any contractual obligations on the part of PSEG. The Standards of Integrity do not alter the existing at -will employment relationship between PSEG and its associates. Labor organizations that represent associates have been placed on notice that these Standards are among the work rules applicable to their members.

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